Exhibit 99.2

ReShape Lifesciences Announces Closing of Upsized

$10.2 Million Underwritten Public Offering

SAN CLEMENTE, CA– February 8, 2023– ReShape Lifesciences Inc. (Nasdaq: RSLS), the premier physician-led weight loss and metabolic health solutions company, today announced the closing of its upsized underwritten public offering of 1,275,000 units, with each unit consisting of one share of its common stock, or one pre-funded warrant to purchase one share of its common stock, and one warrant to purchase one and one-half shares of its common stock. Each unit was sold at a public offering price of $8.00. The warrants in the units are immediately exercisable at a price of $8.00 per share and expire five years from the date of issuance. Alternatively, each warrant will become exercisable for 0.75 shares of common stock under the cashless exercise provision included in the common warrants rather than the 1.5 shares of common stock under the cash exercise provision. The shares of common stock (or pre-funded warrants in lieu thereof) and accompanying warrants were only purchasable together in this offering, but were issued separately and immediately separable upon issuance.

Gross proceeds, before deducting underwriting discounts and commissions and estimated offering expenses, are approximately $10.2 million. The company intends to use the net proceeds of this offering to continue implementation of its growth strategies, for working capital and general corporate purposes.

ReShape also granted the underwriters an option to purchase an additional 191,250 shares of common stock and/or additional warrants to purchase up to 286,875 shares of common stock, to cover over-allotments, of which Maxim Group LLC has exercised its option to purchase additional warrants to purchase 286,875 shares of common stock.

Maxim Group LLC acted as sole book-running manager in connection with this offering.

The securities described above were offered pursuant to a registration statement on Form S-1, as amended (File No. 333-269207), which was declared effective by the Securities and Exchange Commission (the "SEC") on February 3, 2023, and an additional registration statement filed with the SEC on February 3, 2023 pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The offering was made only by means of a prospectus which is a part of the effective registration statement. A copy of the final prospectus relating to the offering has been filed with the SEC and may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, at (212) 895-3745.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About ReShape Lifesciences Inc.

ReShape Lifesciences® is America’s premier weight loss and metabolic health-solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease. The FDA-approved Lap-Band® Program provides minimally invasive, long-term treatment of obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. ReShapeCare™ is a virtual weight-management program that supports lifestyle changes for all weight loss patients led by board-certified health coaches to help them keep the weight off over time. The recently launched ReShape Marketplace™ is an online collection of quality wellness products curated for all consumers to help them achieve their health goals. The investigational Diabetes Bloc-Stim Neuromodulation™ (DBSN™) system utilizes a proprietary vagus nerve block and stimulation technology platform for the treatment of Type 2 diabetes and metabolic disorders. The Obalon® balloon technology is a non-surgical, swallowable, gas-filled intra-gastric balloon that is designed to provide long-lasting weight loss.

Forward-Looking Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These forward-looking statements generally can be identified by the use of words such as "expect," "plan," "anticipate," "could," "may," "intend," "will," "continue," "future," other words of similar meaning and the use of future dates. These forward-looking statements and factors that may cause such differences include the intended use of the proceeds from the offering. These and additional risks and uncertainties are described more fully in the company’s filings with the Securities and Exchange Commission, including those factors identified as “risk factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

CONTACTS

ReShape Lifesciences Investor Contact:

Thomas Stankovich

Chief Financial Officer

949-276-6042

ir@ReShapeLifesci.com

Investor Relations Contact:

Rx Communications Group

Michael Miller

917-633-6086

mmiller@rxir.com